Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use of our report, dated April 20, 2006, relating to the consolidated financial statements of Polonia Bank and subsidiaries in this Amendment No. 5 to the Registration Statement No. 333-135643 on Form SB-2, the Holding Company Application on Form H-(e)1-S filed by Polonia Bancorp and in the Amended Notice of Mutual Holding Company Reorganization on Form MHC-1 and Amended Application for Approval of Minority Stock Issuance on Form MHC-2 filed by Polonia Bank, all relating to the mutual holding company reorganization of Polonia Bank. We also consent to the reference to us under the headings “Material Income Tax Consequences,” “Legal and Tax Opinions,” and “Experts” in the Prospectus.

/s/ SR Snodgrass, A.C.
Wexford, Pennsylvania
November 13, 2006